UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Spirit Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

JetBlue Airways Corporation

Sundown Acquisition Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by JetBlue Airways Corporation

Pursuant to Schedule 14A under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: June 28, 2022

The following is a letter sent on June 27, 2022, from JetBlue Airways Corporation (“JetBlue”) to the board of directors of Spirit Airlines, Inc. (“Spirit”) containing JetBlue’s revised proposal to acquire all of the outstanding shares of common stock of Spirit.

Subject to Contract

TO: Spirit Board of Directors

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

June 27, 2022

Dear Spirit Board of Directors:

Following your failure to declare our June 20 proposal a Superior Proposal1, we have engaged in direct discussions with a number of Spirit stockholders who continue to support our proposal. Based on those discussions, we are modifying our proposal (our “Proposal”) to reflect the following:

•	Increase our reverse break-up fee to $400 million, or $3.65 a share;

•	Increase the prepayment to $2.50 per share, payable promptly following a successful Spirit stockholder vote approving the merger between Spirit and JetBlue (subject to CARES Act limitations);

•	Payment of a ticking fee of $0.10 per month starting in January 2023, through the earlier of the consummation or termination of the transaction; and

•

The combination of these changes results in a total consideration of as much as $34.15 per share should the transaction be consummated at the end of the extended closing date, and provides Spirit stockholders total downside protection of up to $4.30 per share or approximately $470 million in the event the transaction is terminated after all of the monthly ticking payments have been made.

Our Proposal reflects the direct feedback from Spirit stockholders and is structured to maximize value and execution certainty for Spirit and its stockholders. We firmly believe our Proposal continues to constitute a decisively Superior Proposal.

Our counsel will separately send to your counsel a revised draft merger agreement reflecting these amended terms.

Sincerely,

Robin Hayes

Chief Executive Officer

1

As defined in the Agreement and Plan of Merger, dated as of February 5, 2022, as amended (the “Frontier Agreement”), among Top Gun Acquisition Corp., Frontier Group Holdings Inc. (“Frontier”), and Spirit.

Detailed Terms of Our Proposal

Coupled with our June 20 proposal, our Proposal clearly offers Spirit stockholders significantly more than the transaction with Frontier:

•	An increased reverse break-up fee of $400 million, or $3.65 per Spirit share[2], payable to Spirit in the unlikely event the transaction is not consummated for antitrust reasons, representing:

•	$50 million, or $0.46 per Spirit share, more than the reverse break-up fee Spirit and Frontier agreed to on June 24; and

•	Approximately 17% of Spirit’s unaffected share price[3], and approximately 89% of the original premium offered by Frontier[4].

•

An increased initial prepayment of the reverse break-up fee in the amount of $2.50 per share in cash, payable to Spirit stockholders promptly following the Spirit stockholder vote approving the combination between Spirit and JetBlue (subject to CARES Act limitations); in the unlikely event the reverse break-up fee is payable, this upfront payment would reduce the payment to Spirit at the time of the termination of the merger agreement. This initial prepayment represents:

•	$0.28 per share or 13% more than the prepayment agreed by Frontier and Spirit on June 24; and

•	A 67% increase, or $1.00 per share, from our previously proposed prepayment of $1.50 per share.

•

Additional prepayment (the “Ticking Fee”) of $0.10/share per month, payable to Spirit stockholders starting in January 2023, funded by JetBlue, through a dividend on a monthly basis to Spirit stockholders until the earlier of the consummation or termination of the transaction. The aggregate amount distributed to Spirit stockholders will be deducted from the merger consideration or the reverse break-up fee, alongside the initial prepayment, up to an aggregate amount of $400 million or $3.65 per share. Any additional payments in excess to this amount would not be refundable to JetBlue. Therefore, $1.80 per share in aggregate Ticking Fee payments over 18 months up to July 2024 implies:

•	A total consideration of $34.15 per share in case the transaction is consummated; and

•	Downside protection of $4.30 per share / approximately $470 million in aggregate in the event the transaction is terminated.

•	Purchase price of at least $33.50 per Spirit share of common stock, in cash, which represents:

•	A 48.4% premium to Spirit’s closing share price of $22.57 on June 27, 2022;

•	A 52.1% premium to the implied value of the Frontier transaction, which was $22.03 as of June 27, 20225; and

•	A total Equity Value for Spirit of $3.7 billion and an Enterprise Value of $7.5 billion.[6]

•

As a result, in the event the transaction is consummated, Spirit stockholders would receive total aggregate consideration of at least $33.50 and up to an estimated $34.15 per share in cash, comprised of:

[2]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management.
[3]	Spirit closing share price as of February 4, 2022.
[4]	Represents percentage of the $4.10 premium between the $25.83 implied value of Frontier transaction and Spirit’s $21.73 closing share price as of February 4, 2022.
[5]	Represents the implied value of Frontier transaction as of June 27, 2022, based on Frontier’s $9.36 closing share price as of June 27, 2022 and the terms of the Frontier Agreement.
[6]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management and adjusted Net Debt of $3.8 billion, including operating leases.

•	$2.50 per share prepayment promptly following the Spirit stockholder vote approving the transaction with JetBlue;

•	Up to $1.80 per share in aggregate Ticking Fee payments, the final amount of which will depend on when the transaction is consummated or terminated; and

•

Per share merger consideration payable at closing of $31.00 less any Ticking Fee previously paid, up to $1.15 per share, therefore resulting in a payment at closing of between $29.85 per share and $31.00 per share, depending on when the transaction is consummated.

Forward Looking Statements

Statements in this letter contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this letter, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue Airways Corporation (“JetBlue”) and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this letter might not occur. Our forward-looking statements included in this letter speak only as of the date the statements were written or recorded. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Important Information and Where to Find It

This letter is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spirit or any other securities. JetBlue and its wholly-owned subsidiary, Sundown Acquisition Corp., have commenced a tender offer for all outstanding shares of common stock of Spirit and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as may be amended. These documents contain important information, including the terms and conditions of the tender offer, and stockholders of Spirit are advised to carefully read these documents before making any decision with respect to the tender offer.

Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at https://www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

JetBlue has filed a definitive proxy statement on Schedule 14A with the SEC (“Definitive Proxy Statement”) and the accompanying BLUE proxy card on May 26, 2022, to be used to solicit proxies in opposition to the proposed business combination between Spirit and Frontier Group Holdings, Inc. (“Frontier”) and the other proposals to be voted on by Spirit stockholders at the special meeting of the stockholders of Spirit to be held on June 30, 2022. This letter is not a substitute for the Definitive Proxy Statement or any other document JetBlue, Spirit or Frontier may file with the SEC in connection with the proposed transaction.

STOCKHOLDERS OF SPIRIT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by JetBlue at the SEC’s web site at https://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

Participants in the Solicitation

JetBlue and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Spirit common stock. Additional information regarding the participants in the proxy solicitation is contained in the Definitive Proxy Statement.